CONSULTANCY AGREEMENT

This Agreement is made and entered into as of September 1, 2011, by and between InspireMD Ltd. an Israeli company (the “Company”), and Sara Paz Management and Marketing  Ltd., company No514642891 (the “Consultant”).

WHEREAS the Company wishes the Consultant to provide certain services, as further described herein, and the Consultant is willing to provide such services to the Company through Ms. Sara Paz (the “Key Person”), all in accordance with the terms and conditions set forth herein; and

WHEREAS the Company and the Consultant wish to set forth in writing the terms and conditions of the services to be provided by the Consultant to the Company;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereby agree as follows:

1.	CONSULTANT SERVICES

1.1.
The Company hereby agrees to engage the Consultant to serve as the Company’s Vice President of Sales (by means of the Key Person) and to perform certain services as is customary by a Vice President of Sales of publicly traded medical device company and as shall be required by the Company's Chief Executive Officer from time to time and subject to the terms and conditions set forth herein (the “Services”).

1.2.
Consultant hereby confirms that through the Key Person, it has the skill, experience, and other resources necessary to faithfully and diligently perform the Services to the satisfaction of the Company, subject to Section 1.1 above, in accordance with the instructions and directions of the Company's Board of Directors or the Company's designees. The Key Person shall devote his full business time, attention and efforts of his business time, ability, knowledge and experience to fulfilling Consultant’s duties and obligations hereunder. Subject to the foregoing, the Consultant and the Key Person shall be available for consultation to the Chief Executive Officer.

1.3.
If the Key Person is absent from the Company (on account of vacation), for more than 20 (twenty) working days in any year, a pro-rata deduction shall be made from the Consultancy Fee for such excess. Due to the Key Person's position in the Company, large number of travelling abroad days and the absent of possibility to monitor his attendance at the Company's offices, the Key Person shall provide the Company with a monthly written report as to the vacation days used by him during the precedent month.

1.4.	The Services shall be performed with the highest standards of professionalism and at a level of skill commensurate with the requirements of this Agreement.

1.5.
The Consultant shall provide the Services hereunder solely through the Key Person.  Furthermore, in no event shall the Consultant provide the Services hereunder through any entity or person other than the Key Person.

It is hereby agreed that this Sub-section 1.5 is a fundamental provision of this Agreement and the Consultant is aware that the Company is entering into this Agreement only based on such undertaking.

1.6.
The Consultant and the Key Person are aware that the provision of the Services shall require frequent and extensive travel (including international travel). The Consultant and the Key Person hereby agree to such travel as may be necessary in order to fulfill the Services.

1.7.
The Consultant shall provide the Company, not later than the date of execution of this Agreement, with an undertaking towards the Company signed by the Key Person in the form attached hereto as Annex A.

2.	TERM AND TERMINATION OF AGREEMENT

2.1.
The term of this Agreement shall commence as of April 1, 2011 (the “Effective Date”) and shall continue in effect for an unlimited period, unless terminated earlier in accordance with the terms set forth herein.

2.2.
Notwithstanding the above, the Company may terminate this Agreement, at any time, without Cause (as defined in Section 2.3 below) upon provision to the Consultant thirty (30) days prior written notice (during which time the Consultant shall be entitled to the Consultancy Fee and any other amount set forth in Section 3 below, provided that the Key Person will continue to provide his services to the Company through the Consultant during the notice period).

2.3.	The Company may terminate this Agreement at any time for Cause, immediately and without prior notice. For the purposes of this Agreement, termination for “Cause” shall mean:

2.3.1.	conviction of the Key Person of any felony involving moral turpitude or materially affecting the Company;

2.3.2.
any willful refusal by the Consultant or the Key Person to carry out a reasonable directive of the Board of Directors, which if remediable, is not remedied within five (5) business days (with appropriate reasonable adjustment if the Consultant is at the time of notice away on vacation or otherwise out of the office) after delivery to the Consultant of written notice from the Company specifying the details thereof;

2.3.3.	embezzlement of funds of the Company; or

2.3.4.
any material breach of the Consultant’s or the Key Person’s fiduciary duties or duties of care to the Company (except for conduct taken in good faith), as determined in good faith by the Board, which, if curable, remains uncured for five (5) business days after written notice thereof is given to the Consultant.

2.4.
During the period following notice of termination by the Company to the Consultant for any reason, the Consultant and the Key Person shall cooperate with the Company and use their best efforts to assist the integration into the Company of the person or entity who will assume the Consultant’s and the Key Person’s responsibilities.

2.5.
Notwithstanding the above, the Consultant may terminate this Agreement, at any time, if the Company does not fulfill its undertakings under this Agreement, after providing the Company with a written notice specifying such breach and provided that the Company has not remedied such breach, if any, within thirty (30) days thereafter (during which time the Consultant shall continue rendering the Services to the Company as provided in this Agreement).

3.	COMPENSATION

3.1.
Total Consulting Fee: In consideration of the Services under this Agreement, the Company shall pay the Consultant a gross and total amount of NIS 42,684 for each calendar month as of the Effective Date through June 30, 2011 and NIS 52,927 from July 2, 1011 (the “Consultancy Fee”). Value Added Tax shall be added to the Consultancy Fee.

Any change in the Consultant’s amount of work hours shall be approved in advance by the Company’s Board of Directors.

The Consultant acknowledges that the Consultancy Fees are total and final consideration to which the Consultant is entitled in exchange for the Services and include all his expenses in rendering the Services with the State of Israel unless otherwise agreed by the Company. Without derogating from the aforesaid, the Consultancy Fees include all items set forth in Annex B hereto which will be paid to the Consultant despite the reengagement between the parties in an independent contractor engagement hereunder.

3.2.
The Consultant shall invoice the Company on a monthly basis for Services performed during the preceding month (as set forth in section 3.1 above), and for all normal and non-normal pre-approved (by the Company) expenses according to Company policy, incurred in the performance of these Services. The payment shall be paid by the Company by the 10th day after presentation of an invoice.

3.3.	All payments required to be made by the Company under this Agreement shall be effected by transfer to Consultant’s following bank account: ______________________________________________.

3.4.
Taxes. All taxes or mandatory payments (all national insurance fees, health insurance fees, income tax and any other amounts required by law) applicable to the Consultancy Fee, shall be the sole responsibility of the Consultant.  The Consultant agrees to defend, indemnify, and hold harmless the Company from and against any claims, liabilities, or expenses relating to such taxes other than those resulting from any act or omission of the Company. As long as this Agreement is in effect, the Consultant shall maintain a valid "Exemption from Withholding Tax" and shall provide a true copy thereof to the Company prior to the first payment of the Consultancy Fee.

4.	INDEPENDENT CONTRACTOR

4.1.
It is hereby agreed that this Agreement does not constitute a contract of employment neither with the Consultant nor the Key Person, that the Consultant (including the Key Person) is an independent contractor, that neither the Consultant, nor its employees, shall have the status of an employee of the Company, that the Consultant has an independent business for the provision of the Services and that no employer/employee, principal/agent or partnership relationship exists between the Company and the Consultant or any of Consultant’s employees or any persons providing services to the Consultant in any capacity whatsoever (including the Key Person) in any respect whatsoever.

4.2.	Subject to the presentation by the Consultant of a valid "Exemption from Withholding Tax", the Company will not make deductions from any amounts payable to the Consultant for taxes or social payments.

4.3.
The Company does not assume any tax liability for any of the Services rendered by the Key Person pursuant to this Agreement nor shall the rights discussed herein cause the Company any additional expenses with respect to the period of this Agreement.

4.4.
It is understood and acknowledged by the Consultant that the Consultancy Fee and any other amount set forth in Section 3 above reflect the total amount due to it in connection with the provision of Services as an independent contractor as well as the total cost to be incurred by the Company in consideration for the Services under this Agreement. The parties agree that in the event that a competent court will rule that the Consultant or the Key Person, regardless of the terms of this Agreement, is employed under this Agreement by the Company, the Consultancy Fee and any other amount set forth in Section 3 above payable by the Company according to this Agreement shall be reduced effective as of the beginning of the term of this Agreement so that 40% of such payments shall constitute salary payments and 60% of such payments shall constitute payment by the Company for all other of the Consultant's or the Key Person’s statutory rights and benefits as an employee of the Company throughout the term of this Agreement.

5.	CONFIDENTIALITY

5.1.
The Consultant hereby agrees that it shall not, directly or indirectly, disclose or use at any time, either during or subsequent to the term of this Agreement, other than for the purpose of or in connection with the rendering of the Services hereunder or as directed or permitted by the Company, any trade secrets or other confidential information, whether patentable or not, of the Company, now or hereafter existing, including but not limited to, any (i) processes, formulas, source codes, object codes, computer programs, drawings, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of employees; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Consultant is or becomes informed or aware during the term of this Agreement, whether or not developed by the Consultant; provided that the term Confidential Information does not include information which is or has become publicly known and made generally available through no wrongful act of the Consultant or the Key Person.

5.2.
This covenant shall survive the termination of this Agreement indefinitely. Upon termination of this Agreement, or at any other time upon request of the Company, the Consultant shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Consultant.

5.3.	The Consultant shall provide the Company with a written undertaking of the Key Person to abide by the provisions of this Section 5 as set forth in Annex A hereto.

6.	CREATIONS AND INVENTIONS

6.1.
Without further consideration, the Consultant hereby irrevocably fully assigns to the Company: (i) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc., created by it or the Key Person anywhere, whether alone or together with others, which constitutes an improvement, enhancement, modification or continuation of the Invention (as defined in the Founders Agreement) and which was created by the Consultant or the Key Person at the time of the Key Person being a Company director, advisor or shareholder holding, directly or indirectly (e.g., through a permitted transferee and/or through un-expired options) 3% or more of the issued share capital of the Company; (ii) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by a the Consultant or Key Person anywhere, whether alone or together with others, at the time of being a Company advisor which is related to the Company’s Field of Business (as defined in the Founders Agreement); (iii) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by the Consultant or the Key Person as a result of any of their engagement with the Company through this Agreement or otherwise, whether alone or together with others; (iv) any currently owned (if any) or future intellectual property of any kind, including but not limited to any inventions, continuations, patent applications, patents, copyrights, algorithms etc. created by the Consultant or the Key Person anywhere and at any time, whether alone or together with others, through the use of any proprietary information of the Company; and (v) any other intellectual property which any of the Consultant or the Key Person is, or will be obligated to assign to the Company under any other written agreement with the Company or under any applicable law  (Sub-sections 6.1(i) to 6.1(v) shall be jointly referred to as “Future Improvements”).

6.2.
Promptly upon the development, making, creation, or discovery of any Invention, discovery, process, design, work, intellectual property or improvement to the Company’s intellectual property, the Consultant shall disclose the same to the Company. Should the Company determine that same is a Future Improvement, the Consultant or the Key Person, as applicable, shall execute and deliver to the Company such reasonable documents as the Company may request to confirm the assignment of the Consultant’s or the Key Person's rights in the Future Improvement, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents and any trademark or copyright registration which may be available in respect thereof.

6.3.
The Consultant and the Key Person further agree that the Consulting Fee provided under this Agreement for the Consultant’s Services should be its sole compensation also for the assignment to the Company of all rights to Future Improvements and other rights granted to the Company under this Agreement.

6.4.	The Consultant hereby represents that as of the Effective Date hereof it is not the owner of a patent that is competitive with the Company’s Field of Business.

6.5.	The Consultant shall provide the Company with a written undertaking of the Key Person to abide by the provisions of this Section 6 as set forth in Annex A hereto.

7.	NON-COMPETITION AND NON-SOLICITATION

7.1.
Each of the Consultant and the Key Person agrees and declares that, so long as it/he is a shareholder, holding shares or options (vested or non-vested) of the Company, directly or indirectly, reflecting 5% or more of the issued and outstanding share capital of the Company, director, employee (in the event that a competent court rules that the Consultant or the Key Person is employed by the Company) or advisor of the Company and for a period of twelve (12) months thereafter (the “Non-Competition Period”), it/he shall not, as an owner, partner, joint venturor, stockholder (provided that this shall not preclude the Consultant or the Key Person from owning a stock interest not greater than 5% in a publicly traded company), employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any other capacity whatsoever engage in, become financially interested in any business venture worldwide that is engaged in any activities involving any products or technologies competing with the actual products or technologies then produced or otherwise commercialized, researched or under development by the Company or its subsidiaries.

7.2.
During the Non-Competition Period the Consultant or the Key Person shall not accept from the Company’s customers any position, order, offer, work or business in any field of activity in which the Company is engaged and which is directly competitive with the Company, or approach any of the Company’s customers in connection with products or services that competes with those sold or provided by the Company.

7.3.
Each of the Consultant and the Key Person undertakes, so long as it/he is director, employee (in the event that a competent court rules that the Consultant or the Key Person is employed by the Company), or advisor of the Company and for a period of twelve (12) months thereafter, not to employ or otherwise engage, directly or indirectly, in any business activity with any of the Company’s employees at that time, or any person who was employed by the Company within the preceding year.

7.4.	The Consultant shall provide the Company with a written undertaking of the Key Person to abide by the provisions of this Section 9, as set forth in Annex A hereto.

8.	MISCELLANEOUS

8.1.
This Agreement is made under, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Israel. Any dispute between the parties arising out of this Agreement shall be submitted exclusively to the competent courts in Tel Aviv district.

8.2.
This Agreement constitutes the full and entire understanding between the parties with respect to the subject hereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made.

8.3.	This Agreement may be amended only by a written instrument signed by both parties hereto.

8.4.
If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of any jurisdiction, such provision will be enforced to the maximum extent possible, and any unenforceable portion will be modified or deleted automatically in such a manner so as to make the agreement as modified legal and enforceable under applicable laws, and the validity of the remaining portions or provisions hereof shall not be affected thereby.

8.5.
No failure or delay of either party in exercising its rights hereunder (including but not limited to the right to require performance of any provision of this Agreement) shall be deemed to be a waiver of such rights unless expressly made in writing by the party waiving its rights.  No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

8.6.
Neither party shall assign or transfer any of its rights and obligations under this Agreement to any third party, without the prior written consent of the other party.  Any assignment in violation of the foregoing shall be null and void.

8.7.
This Agreement may be executed in counterparts and all such counterparts together shall be deemed to be the original and will constitute one and the same instrument. A facsimile signature shall be deemed as an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

InspireMD Ltd.		SaraPaz Management and Marketing Ltd.

By:	/s/ Ofir Paz	By:	/s/ Sara Paz

Title:	Chief Executive Officer	Title:

Date:		Date:	September 1, 2011

ANNEX A

To: InspireMD Ltd. (the “Company”)

Re: Undertaking

I, the undersigned, Ms. Sara Paz, residing at ___________________Israel, hereby agree, warrant and undertake towards the Company as follows:

In this Undertaking, the term “Agreement” shall mean the Consultancy Agreement between the Company and Sara Paz Management and Marketing  Ltd. (the “Consultant”), to which this Undertaking is attached as Annex A, and except as otherwise explicitly indicated herein or unless the context requires otherwise, all definitions, including capitalized terms, in this Undertaking shall have the same meaning as defined in the Agreement.

1.
I hereby warrant and confirm that I will render the Services under the Agreement in the course of my undertaking towards the Consultant, and as part of my duties and obligations towards the Consultant. I hereby further warrant and confirm that no employer-employee relationship exists or will exist between me and the Company. Therefore, all compensation that shall be paid by you in consideration for the Services should be paid directly to the Consultant.

2.
I hereby understand and acknowledge that, in the event that a competent court rules that I am employed by the Company, I agree that the good-faith salary due to me equals 40% of any portion of the Consultancy Fee and any other amount set forth in Section 3 to the Agreement actually received by the Consultant. Therefore in such event, the Consultancy Fee and any other amount set forth in Section 3 to the Agreement payable by the Company according to the Agreement shall be reduced effective as of the beginning of the term of the Agreement so that 40% of such payments shall constitute salary payments and 60% of such payments shall constitute payment by the Company for all my statutory rights and benefits as an employee of the Company throughout the term of this Agreement, including without limitation, withholding of income tax, national security statutory payments (both employer and employee payments), health tax and any statutory pension insurance payments (employer and employee payments), if applicable after the date hereof.

3.
I hereby warrant and confirm that I, personally, do not have and will not have any claims and/or demands against the Company, with respect to the existence of an employer-employee relationship between us, and I hereby waive any such claims and/or demands (even if I would have had such claims and/or demands).

4.
I hereby undertake, jointly and severally with the Consultant, to hold you harmless from and to indemnify you against any and all claims, liabilities, costs and expenses (including without limitation reasonable legal fees), caused to you, resulting from or in connection with any action or lawsuit initiated by the Consultant, myself or any of our successors or assigns, claiming an employer/employee relationship between the Consultant and/or myself and the Company.

5.
I hereby agree and undertake to comply with the provisions of Sections 5 (Confidentiality), 6 (Creation and Inventions) and 7 (Non-Competition) of the Agreement, and hereby confirm the representations given in the Agreement, to such extent that they refer to me.

/s/ Sara Paz	Date:	September 1, 2011
Sara Paz

Annex B – From April 1, 2011 through June 30,2011 (not including VAT)

	Percent of Gross
Gross Salary		30,000
Severance	8.33%	2,499
Cellular Value		95
Education Fund	7.50%	2,250
Mgmt Insurance	5.00%	1,500
Disability Insurance	0.7%	210
Social Security (Employer Piece)		1,717
Food Allotment		396	22 days x 18 NIS per day

Dmei Havraah		217	one time annual 2,602 divided by 12 months
Leasing Category Six Car/Fuel		3,800

Total	42,684

Annex B – From July 1, 2011 (not including VAT)

	Percent of Gross
Gross Salary		38,000
Severance	8.33%	3,165
Cellular Value		95
Education Fund	7.50%	2,850
Mgmt Insurance	5.00%	1,900
Disability Insurance	0.7%	266
Social Security (Employer Piece)		2,238
Food Allotment		396	22 days x 18 NIS per day

Dmei Havraah		217	one time annual 2,602 divided by 12 months
Leasing Category Six Car/Fuel		3,800

Total	52,927

Summary of Meeting with Sara Alon Paz

Date: March 10, 2011

Present: Ofir Paz, Asher Holzer, Craig Shore, Sara Alon Paz

Agreed that:

1.	Sara will accept the 220,000 NIS (including VAT) settlement to resolve the past dispute regarding her billed hours. She will sign a waiver prepared by Amit.
2.
Upon the successful conclusion of the fund raising, Sara's compensation package will be equal to the other VPs compensation in the Company, either as an employee or via her current status as an outside consultant.

3.	her title will beomce VP Sales and Marketing.

Signed:

Ofir Paz	/s/ Ofir Paz

Asher Holzer	/s/ Asher Holzer

Sara Alon Paz	/s/ Sara Alon Paz

Craig Shore	/s/ Craig Shore